Exhibit 99.4

BSB BANCORP, INC.

Proposed Holding Company for

Belmont Savings Bank

QUESTIONS AND ANSWERS

ABOUT OUR CONVERSION

AND STOCK OFFERING

The shares of common stock being offered are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

This is not an offer to sell or a solicitation of an offer to buy common stock. The offer is made only by the prospectus.

This pamphlet answers questions about the Belmont Bancorp, MHC conversion and the BSB Bancorp, Inc. common stock offering. Investing in shares of common stock involves certain risks. For a discussion of these risks and other factors, including a detailed description of the offering, investors are urged to read the accompanying prospectus, especially the discussion under the heading “Risk Factors.”

GENERAL — THE CONVERSION

Our Board of Directors has determined that the conversion is in the best interests of Belmont Savings Bank, our customers and the communities we serve.

WHAT IS THE CONVERSION?

Under the Plan of Conversion (the “plan”), our organization is converting from the mutual holding company to the stock holding company form of organization. As a result of the conversion, Belmont Savings Bank will be the wholly owned subsidiary of a newly formed stock holding company named BSB Bancorp, Inc.

After the conversion is completed, 100% of the common stock of BSB Bancorp, Inc. will be owned by public stockholders.

WHY IS BSB BANCORP, MHC CONVERTING TO THE STOCK HOLDING COMPANY FORM OF ORGANIZATION?

The conversion to the stock holding company form of organization will enable Belmont Savings Bank to access capital through the sale of common stock by BSB Bancorp, Inc. This additional capital will provide us with the flexibility to support future growth and profitability through branch expansion and increased lending, to compete more effectively in the financial services marketplace by diversifying products and services that we offer to customers, to implement more flexible capital management strategies and to help us retain and attract qualified personnel.

WHAT EFFECT WILL THE CONVERSION HAVE ON EXISTING DEPOSIT AND LOAN ACCOUNTS AND CUSTOMER RELATIONSHIPS?

The conversion will have no effect on existing deposit or loan accounts and customer relationships. Deposits will continue to be federally insured by the Federal Deposit Insurance Corporation to the maximum legal limit. Interest rates and existing terms and conditions on deposit accounts will remain the same upon completion of the conversion. Contractual obligations of borrowers of Belmont Savings Bank will not change and there will be no change in the amount, interest rate, maturity, security or any other condition relating to the respective loans of customers.

WILL CUSTOMERS NOTICE ANY CHANGE IN BELMONT SAVINGS BANK DAY-TO-DAY ACTIVITIES AS A RESULT OF THE CONVERSION AND THE OFFERING?

No. It will be business as usual. The conversion is an internal change in our corporate structure. There are no planned changes to our Board of Directors, management, staff or branches at this time.

WHAT IS THE BELMONT SAVINGS BANK FOUNDATION AND WHY IS IT BEING ESTABLISHED?

The Plan provides for the establishment and funding of a charitable foundation, which will be funded with a combination of cash and BSB Bancorp, Inc. stock. The foundation will make grants and donations to charitable causes and projects, continuing our long-standing commitment to the communities we serve.

THE STOCK OFFERING AND PURCHASING SHARES

ARE BELMONT SAVINGS BANK DEPOSITORS REQUIRED TO PURCHASE STOCK IN THE CONVERSION?

No depositor or other person is required to purchase stock. However, depositors and other eligible persons will be provided the opportunity to purchase stock consistent with the established priority of subscription rights, should they so desire. The decision to purchase stock will be exclusively that of each person. Whether an individual decides to purchase stock or not will have no positive or negative impact on his or her standing as a customer of Belmont Savings Bank. The conversion will allow eligible depositors of Belmont Savings Bank an opportunity to buy common stock and become stockholders of BSB Bancorp, Inc.

HOW MANY COMMON SHARES ARE BEING OFFERED AND AT WHAT PRICE?

BSB Bancorp, Inc. is offering up to 7,820,000 shares of common stock, subject to adjustment as described in the prospectus, at a price of $10.00 per share, through the prospectus.

WHO IS ELIGIBLE TO PURCHASE COMMON SHARES IN THE SUBSCRIPTION AND COMMUNITY OFFERINGS?

Pursuant to the Plan, non-transferable rights to subscribe for shares of BSB Bancorp, Inc. common stock in the Subscription Offering have been granted in the following descending order of priority.

Priority 1—Depositors of Belmont Savings Bank with aggregate account balances of at least $50 as of the close of business on May 31, 2010.

Priority 2—Belmont Savings Bank tax-qualified employee benefit plans, including our employee stock ownership plan.

Priority 3—Employees, Officers, Directors, Trustees and Corporators of Belmont Savings Bank, or BSB Bancorp, Inc.

Shares of common stock not purchased in the subscription offering may be offered for sale to the general public in a direct Community Offering, with a preference given to natural persons and trusts of natural persons residing in the towns of Arlington, Belmont, Lexington and Watertown, and the cities of Newton and Waltham, in Massachusetts.

Shares not sold in the Subscription and direct Community Offerings may be offered for sale through a Syndicated Community Offering to selected investors.

HOW MANY SHARES MAY I BUY?

The minimum number of shares of common stock you may order is 25 shares. The maximum number of shares of common stock that can be ordered by an individual or through a single qualifying account is 30,000 shares, and no person with an associate or group of persons acting in concert may purchase more than 60,000 shares, as further discussed in the prospectus.

WILL THE COMMON STOCK BE INSURED?

NO. Like any common stock, the common stock of BSB Bancorp, Inc. will NOT be insured.

HOW DO I ORDER THE COMMON STOCK?

You must complete and return the enclosed Stock Order and Certification Form, along with full payment. Instructions for completing your Stock Order and Certification Form are included with the order form. Your order must be received by us (not postmarked) by 12:00 noon, Eastern time, on             2011. Delivery of an original stock order and certification form (we reserve the right to reject copies or facsimiles) and full payment may be made by hand delivery to our Stock Information Center, located at 2 Leonard Street, Belmont, MA, by overnight courier to the indicated address on the order form, or by mail using the order reply envelope provided. Please do not mail stock order forms to Belmont Savings Bank branch locations.

HOW MAY I PAY FOR MY COMMON STOCK?

First, you may pay for common stock by check or money order made payable to BSB Bancorp, Inc. These funds will be cashed upon receipt. We cannot accept wires or third party checks. Belmont Savings Bank line of credit checks may not be used. Please do not mail cash!

Second, you may authorize us to withdraw funds from YOUR SAVINGS ACCOUNT or CERTIFICATE OF DEPOSIT at Belmont Savings Bank. There is no penalty for early withdrawal from a certificate of deposit for the purposes of purchasing stock in the offering. You will not have access to these funds from the day we receive your order until completion or termination of the conversion. You may not designate withdrawal from Belmont Savings Bank accounts with check-writing privileges. Please submit a check instead. Also, IRA or other retirement accounts held at Belmont Savings Bank may not be listed for direct withdrawal. See information on IRAs below.

CAN I PURCHASE STOCK USING FUNDS IN MY IROQUOIS BELMONT SAVINGS BANK OR IRA?

Yes, but not directly. To do so, you must first establish a self-directed IRA at a brokerage firm and transfer the necessary funds from your IRA at Belmont Savings Bank. Please contact your broker or self-directed IRA provider as soon as possible if you want to explore this option, as these transactions take time. Your ability to use such funds for this purchase may depend on time constraints, because this type of purchase requires additional processing time.

If your broker is unable to assist you with the stock purchase, or you do not have a broker, please contact the stock information center at (877)             for assistance.

WILL I EARN INTEREST ON MY FUNDS?

Funds received during the offering will be held in a segregated account at Belmont Savings Bank and will earn interest at our passbook savings rate, which is currently         %, from the day the funds are received until the completion or termination of the offering. At that time, you will be issued a check for interest earned on these funds. If paid by authorizing a direct withdrawal from your Belmont Savings Bank deposit account(s), your funds will continue earning interest within the account, at the applicable deposit account rate, until they are withdrawn.

WILL DIVIDENDS BE PAID ON THE COMMON STOCK?

Following the offering, BSB Bancorp, Inc.’s Board of Directors will have the authority to declare dividends. However, no decision has been made with respect to the amount, if any, and timing of any dividend payments.

HOW WILL THE COMMON STOCK BE TRADED?

After the completion of the offering, BSB Bancorp, Inc.’s stock is expected to trade on the Nasdaq Capital Market under the symbol “BLMT.” However, no assurance can be given that an active and liquid market will develop.

ARE EXECUTIVE OFFICERS AND DIRECTORS OF BELMONT SAVINGS BANK PLANNING TO PURCHASE STOCK?

Yes! The executive officers and directors of Belmont Savings Bank plan to purchase, in the aggregate, approximately $3.3 million worth of stock or approximately 5.7% of the common stock offered at the minimum of the offering range.

MUST I PAY A COMMISSION?

No. You will not be charged a commission or fee by BSB Bancorp, Inc. on the purchase of common stock in the conversion. However, if you are purchasing through a brokerage account, your broker may charge fees associated with your purchase.

MAY I CHANGE MY MIND AFTER I PLACE AN ORDER TO SUBSCRIBE FOR STOCK?

No. After receipt, your executed stock order form may not be modified, amended or rescinded without our consent, unless the offering is not completed by              2011, in which event subscribers may be given the opportunity to increase, decrease or rescind their orders for a specified period of time.

IF I PURCHASE SHARES IN THE OFFERING, WHEN WILL I RECEIVE MY STOCK CERTIFICATE?

Our transfer agent,                                 , will send stock certificates by first class mail as soon as possible after completion of the stock offering. Although the shares of BSB Bancorp, Inc. common stock will have begun trading, brokerage firms may require that you have received your stock certificate(s) prior to selling your shares. Your ability to sell the shares of common stock prior to your receipt of the stock certificate will depend on the arrangements you may make with your brokerage firm.

WHERE TO GET MORE INFORMATION

For additional information, refer to the enclosed prospectus or call our Stock Information Center, toll free, at (877)            , Monday through Friday, between 10:00 a.m. and 5:00 p.m., Eastern time. You can also stop into our Stock Information Center located at 2 Leonard Street, Belmont Center, Belmont, MA, Monday between 12:00 p.m. and 5:00 p.m., Tuesday through Thursday between 8:30 a.m. and 5:00 p.m., and Friday between 8:30 a.m. and 12:00 p.m. The Stock Information Center will be closed weekends and bank holidays.

[Letterhead]

Dear Depositor:

We are pleased to announce that BSB Bancorp, MHC, the mutual holding company of Belmont Savings Bank, is converting from the mutual to the stock form of ownership. Belmont Savings Bank will be the wholly-owned subsidiary of a newly formed stock holding company to be known as BSB Bancorp, Inc. In connection with the conversion, BSB Bancorp, Inc. is offering shares of its common stock in a subscription and, possibly, a community offering pursuant to a Plan of Conversion. Please refer to the enclosed prospectus for further details.

Because we believe you may be interested in learning more about the merits of an investment in the common stock of BSB Bancorp, Inc., we are sending you the following materials which describe the offering.

PROSPECTUS: This document provides detailed information about the operations of Belmont Savings Bank, and the proposed offering of BSB Bancorp, Inc. common stock.

STOCK ORDER AND CERTIFICATION FORM: This form can be used to purchase stock in the offering. Your completed stock order and certification form and payment must be received (not postmarked) by 12:00 noon, Eastern Time, on                     , 2011. You may submit your stock order and certification form by hand delivery to our Stock Information Center, located at 2 Leonard Street, Belmont, MA, by overnight courier to the indicated address on the order form, or by mail using the order reply envelope provided.

As a depositor of Belmont Savings Bank at May 31, 2010, in accordance with the priorities set forth in the prospectus, you will have the opportunity to buy common stock directly from BSB Bancorp, Inc. in the subscription offering without paying a commission or fee. If you have any questions regarding the offering, please call our Stock Information Center, toll free, at (877)         -        , Monday through Friday, between 10:00 a.m. and 5:00 p.m., Eastern Time.

We are pleased to offer this opportunity to become a shareholder of BSB Bancorp, Inc.

Sincerely,

[Signature]

Robert M. Mahoney

President and Chief Executive Officer

The shares of common stock being offered are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency. An investment in the shares of common stock is subject to investment risks, including possible loss of the principal invested.

This is not an offer to sell or a solicitation of an offer to buy common stock. The offer is made only by the prospectus.

M

To Depositors and Friends

of Belmont Savings Bank

Keefe, Bruyette & Woods, Inc., a member of the Financial Industry Regulatory Authority, is assisting BSB Bancorp, Inc. in offering shares of common stock for sale in connection with the conversion of BSB Bancorp, MHC from the mutual to the stock form of organization.

At the request of BSB Bancorp, Inc., we are enclosing materials explaining this process and your options, including an opportunity to invest in the shares of BSB Bancorp, Inc. common stock being offered to depositors of Belmont Savings Bank and various other persons until 12:00 noon Eastern Time on                     , 2011. Please read the enclosed prospectus carefully for a complete description of the offering. BSB Bancorp, Inc. has asked us to forward these documents to you in view of certain requirements of the securities laws in your state.

If you have any questions regarding the conversion and stock offering, please call our Stock Information Center, toll free, at (877)                     , Monday through Friday, 10:00 a.m. to 5:00 p.m., Eastern Time. The Stock Information Center will be closed on weekends and bank holidays.

Very truly yours,

Keefe, Bruyette & Woods, Inc.

The shares of common stock being offered are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency. An investment in the shares of common stock is subject to investment risks, including possible loss of the principal invested.

This is not an offer to sell or a solicitation of an offer to buy common stock. The offer is made only by the prospectus.

D

[Letterhead]

Dear Prospective Investor:

We are pleased to announce that BSB Bancorp, MHC, the mutual holding company of Belmont Savings Bank, is converting from the mutual to the stock form of ownership. Belmont Savings Bank will be the wholly-owned subsidiary of a newly formed stock holding company to be known as BSB Bancorp, Inc. In connection with the conversion, BSB Bancorp, Inc. is offering shares of its common stock in a subscription and, possibly, a community offering pursuant to a Plan of Conversion. Please refer to the enclosed prospectus for further details.

We have enclosed the following materials to help you learn more about the merits of BSB Bancorp, Inc. common stock as an investment. Please read the enclosed materials carefully.

PROSPECTUS: This document provides detailed information about the operations of Belmont Savings Bank, and the proposed offering of BSB Bancorp, Inc. common stock.

STOCK ORDER AND CERTIFICATION FORM: This form can be used to purchase stock in the offering. Your completed stock order and certification form and payment must be received (not postmarked) by 12:00 noon, Eastern Time, on                     , 2011. You may submit your stock order and certification form by hand delivery to our Stock Information Center, located at 2 Leonard Street, Belmont, MA, by overnight courier to the indicated address on the order form, or by mail using the order reply envelope provided.

We invite you and other community members to become shareholders of BSB Bancorp, Inc. Through this offering you have the opportunity to buy stock directly from BSB Bancorp, Inc. without paying a commission or a fee.

If you have any questions regarding the offering, please call our Stock Information Center, toll free, at (877)          -         , Monday through Friday, between 10:00 a.m. and 5:00 p.m., Eastern Time.

Sincerely,

[Signature]

Robert M. Mahoney

President and Chief Executive Officer

The shares of common stock being offered are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency. An investment in the shares of common stock is subject to investment risks, including possible loss of the principal invested.

This is not an offer to sell or a solicitation of an offer to buy common stock. The offer is made only by the prospectus.

I

Read This First

Guidance for Depositors

BSB Bancorp, Inc. is in the process of selling stock to the public in a conversion offering. As a depositor of Belmont Savings Bank, you have certain priority subscription rights to purchase stock in the offering. These priority subscription rights are non-transferable. If you subscribe for stock, you will be asked to sign a statement that the purchase is for your own account, and that you have no agreement or understanding regarding the subsequent sale or transfer of any shares you receive.

On occasion, unscrupulous people attempt to persuade accountholders to transfer subscription rights, or to purchase shares in the offering based on the understanding that the shares will subsequently be transferred to others. Such arrangements violate federal regulations. If you participate in these schemes, you are breaking the law and may be subject to prosecution. If someone attempts to persuade you to participate in such a scheme, please contact the BSB Bancorp, Inc. Stock Information Center at (877)             . BSB Bancorp, Inc. is very interested in ensuring that the prohibitions on transfer of subscription rights are not violated.

How will you know if you are being approached illegally? Typically, a fraudulent opportunist will approach you and offer to “loan” you money to purchase a significant amount of stock in the offering. In exchange for that “loan” you most likely will be asked either to transfer control of any stock purchased with that money to an account the other person controls, or sell the stock and give the majority of the profits to the other person. You may be told, untruthfully, that there is no risk to you, that the practice is common, and even if you are caught, your legal expenses will be covered.

On the back of this page is a list of some key concepts that you should keep in mind when considering whether to participate in a mutual-to-stock conversion. If you have questions, please contact the Stock Information Center at (877)                     .

OTS

What Investors Need to Know

Key concepts for investors to bear in mind when considering whether to participate in the BSB Bancorp, Inc. mutual-to-stock conversion offering include the following:

•

Know the Rules - By law, accountholders cannot sell or transfer their priority subscription rights, or the stock itself, prior to the completion of a financial institution’s conversion. Moreover, accountholders cannot enter into agreements or arrangements to sell or transfer either their subscription rights or the underlying conversion stock.

•

“Neither a Borrower nor a Lender Be” - If someone offers to lend you money so that you can participate or participate more fully in a conversion, be extremely wary. Be even more wary if the source of the money is someone you do not know. The loan agreement may make you unable to certify truthfully that you are the true holder of the subscription rights and the true purchaser of the stock and that you have no agreements regarding the sale or transfer of the stock.

•

Watch Out for Opportunists - The opportunist may tell you that he or she is a lawyer- or a consultant or a professional investor or some similarly impressive tale - who has experience with similar mutual conversion transactions. The opportunist may go to extreme lengths to assure you that the arrangement you are entering into is legitimate. They might tell you that they have done scores of these transactions and that this is simply how they work. Or they might downplay the warnings or restrictions in the prospectus or order form, telling you that “everyone” enters into such agreements or that the deal they are offering is legitimate. They may also tell you that you have no risk in the transaction. The cold, hard truth is that these are lies, and if you participate, you are breaking the law.

•

Get the Facts from the Source - If you have any questions about the securities offering, ask the savings bank or savings association for more information. If you have any doubts about a transaction proposed to you by someone else, ask the financial institution whether the proposed arrangement is proper. You may be able to find helpful resources on the institution’s website or by visiting a branch office.

The bottom line for investors is always to remember that if an opportunity sounds too good to be true, it probably is too good to be true.

Belmont Savings Website Message:

Plan of Conversion

Information

Belmont Savings Bank is pleased to announce that materials were mailed on or about                     , 2011 regarding the Plan of Conversion of BSB Bancorp, MHC and the stock offering by BSB Bancorp, Inc. If you were a depositor as of May 31, 2010, you should be receiving a packet of materials soon. We encourage you to read the information carefully.

The materials include a prospectus in regards to BSB Bancorp, Inc.’s stock offering. The subscription offering has commenced and continues until 12:00 noon, Eastern Time, on                     , 2011 at which time your completed stock order and certification form must be received (not postmarked) if you want to take part in the offering.

Depending upon the outcome of the subscription offering that expires at 12:00 noon, Eastern Time on                     , 2011 our best estimate at this time for trading of the BSB Bancorp, Inc. stock on the NASDAQ Capital Market is                     , 2011. However, as described in the prospectus, it could be later. We will keep you as informed as possible on www.belmontsavings.com.

If you have any questions regarding the Conversion and stock offering, please call our Stock Information Center, toll free, at (877)         -        , Monday through Friday, 10:00 a.m. to 5:00 p.m., Eastern Time. The Stock Information Center will be closed on weekends and bank holidays.

The shares of common stock being offered are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

This is not an offer to sell or a solicitation of an offer to buy common stock. The offer is made only by the prospectus.

WEB1

End of Offering Belmont Savings Bank Website Message

Stock Issuance Information

The BSB Bancorp, Inc. stock offering closed on                     ,         . The results of the offering are as follows:

Interest and refund checks [if applicable] will be mailed to subscribers on or about                     ,          by regular mail to the name and address provided on the Stock Order and Certification Form submitted.

Allocations will be made available beginning at          on                     , 2011. [If applicable] You can view your allocation online by visiting https://allocations.kbw.com and typing in your order number and the last four digits of your social security number.

Notice to Subscribers not receiving all shares: Please be aware that while we believe this to be a final allocation, we reserve the right to amend this amount up to the time of trading and recommend you verify the number of shares you received on the face of the certificate you will receive prior to trading your shares. [If applicable]

The transfer agent for BSB Bancorp, Inc. is                             and the phone number for its Investor Relations Department is                                 .

We anticipate trading to begin on                     ,          on the NASDAQ Capital Stock Market under the symbol “BLMT.”

The shares of common stock being offered are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

This is not an offer to sell or a solicitation of an offer to buy common stock. The offer is made only by the prospectus.

WEB2